Exhibit 10.1

Execution Version
Operating Agreement Mego Gold LLC and Linne Mining LLC and Global Gold Corporation and Global Gold Consolidated Resources Limited and GGCR Mining LLC
relating to Mining Licence (Permission) for the Central Section of the Toukhmanuk Mine No. ShATV-29/184

Dated 5 July 2013

THIS AGREEMENT is made on 5 July 2013

BETWEEN:

(1)

MEGO GOLD LLC, a limited liability company incorporated in the Republic of Armenia with registration number 77.110.00610 and its registered office is at Suite #2, 2A Tamanian Street, Yerevan, Armenia, 0009 (the "Mine Owner");

(2)

LINNE MINING LLC, a limited liability company incorporated in the Republic of Armenia with registration number 286.110.774820 and its address at c/o Ameria 9, G. Lusavorich Str. Yerevan 0015, Armenia (the "Operator");

(3)

GLOBAL GOLD CORPORATION, a Delaware USA corporation with registration number 13-3025550 and its principal offices at the International Corporation Center at Rye, 555 Theodore Fremd Avenue, Suite C208, Rye, New York 10580, USA ("GGC"); and

(4)

GLOBAL GOLD CONSOLIDATED RESOURCES LIMITED, a Jersey Island private limited liability company with registration number 109058 and its principal offices at Ogier House, The Esplanade, St. Helier, Jersey Island, JE4 9WG ("GGCRL"); and

(5)	GGCR MINING LLC, a Delaware USA corporation with registration number 0464364 and its registered office at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, USA ("GGCRM"),

(each a "party" and, together, the "parties")

RECITALS

(A)	The Mine Owner is the owner of the Mine and the licensee under the Mining Licence (Permission) and the Exploration Licence (Consent).

(B)	The Mine Owner wishes to engage the Operator to conduct, and the Operator wishes to perform, the Operations in accordance with the terms and conditions of this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Agreement, the following words and expressions and abbreviations shall have the following meanings unless the context otherwise requires:

"Abandon" means to intentionally and permanently give up, surrender, leave and relinquish all, substantially all, or a severable part, of the Mine Owner Property or the Operations;

"ABB" means Armbusinessbank Close Joint Stock Company;

"ABB Debt" means the outstanding debt under a senior secured credit line agreement dated on or around 26 March 2010 between ABB as lender and the Mine Owner as borrower, the outstanding payment schedule of which is set out in schedule 5;

"ABB Security" means:

(a)	the share pledge over the issued share capital of the Mine Owner;

(b)	the security over the assets of the Mine Owner (other than stockpiled Products);

(c)	the pledge over the Exploration Licence (Consent) and the Mining Licence (Permission); and

in each case dated on or around 26 March 2010 and granted in favour of ABB as security for the ABB Debt;

"Accounting Procedure" means an auditable accounting procedure applicable to the Operator;

"Additional CAPEX Facility" has the meaning given to it in clause 11.1(a)(ii) with respect to the Operator DFA or the Mine Owner DFA (as applicable);

"Additional CAPEX Facility Uses" means either:

(a)	costs and expenses identified under any CAPEX Plan which has been approved pursuant to clause 8.2;

(b)	costs and expenses relating to a CAPEX Plan which exceed the amount approved in any Approved Programme and Budget by not more than 10 per cent (10%); or

(c)	any other costs and expenses relating to capital expenditure which are otherwise approved by the Operating Committee or permitted under this Agreement;

“Admission” means the admission to trading on AIM (or another stock exchange) of the issued share capital of GGCRL or an alternative holding company of the Mine Owner;

"Advance" has the meaning given to it in clause 11.2(a);

"Affiliate" means, in relation to any company, a company which is a subsidiary or a holding company of that company and any company which is a subsidiary of any holding company of that company;

"Agreement" means this agreement together with the recitals and the schedules to this agreement;

"Approved Programme and Budget" means the annual Mine Plan, CAPEX Plan, OPEX Budget and any other management plans relating to Operations which have been approved or deemed to have been approved by the Operating Committee;

"Authorisation" means any consent, authorisation, registration, filing, lodgement, notification, agreement, certificate, commission, lease, licence, permit, approval or exemption from, by or with an Authority;

"Authority" means any government department, local government council, government or statutory authority or any other party under a Law which has a right to impose a requirement or whose consent is required with respect to the Operations or this Agreement;

"Availability Period" means the CAPEX Availability Period and the availability period for the OPEX Facility under the Operator DFA or the Mine Owner DFA (as applicable);

"Business Day" means a day on which banks in Armenia and London are normally open for business;

"CAPEX" means any capital expenditure related to movable mine equipment and fixed assets, excluding Operational CAPEX and Maintenance;

"CAPEX Availability Period" means the availability period for the CAPEX Facility and the Additional CAPEX Facility under the Operator DFA or the Mine Owner DFA (as applicable);

"CAPEX Facility" has the meaning given to it in clause 11.1(a)(i) with respect to the Operator DFA or the Mine Owner DFA (as applicable);

"CAPEX Facility Uses" means costs and expenses identified under any CAPEX Plan which has been approved pursuant to clause 8.2;

"CAPEX Plan" means a plan or programme related to CAPEX, Operational CAPEX and Maintenance, together with any plan for subcontracting relating thereto;

"Commencement Date" means the date of this Agreement;

"Committee Member" has the meaning given to it in clause 7.1(b);

"Conditions Precedent" has the meaning given to it in clause 2.1;

"Debt Facilities" has the meaning given to it in clause 11.1(a) with respect to the Operator DFA or the Mine Owner DFA (as applicable);

"Debt Facilities Provider" means Industrial Minerals SA, c/o Lenz & Staehelin, Rte de Chêne, 30, 1208 Genèva acting as lender under the Operator DFA;

"Default" has the meaning given to it in clause 17.1;

"Default Amount" means the present value of the Operator Bonus from the date of service by the Operator of a Default Notice pursuant to clause 17.2 or the date of termination of this Agreement under clause 18.2(a) (as applicable) until the expiry of the Term (assuming no early termination, i.e. until 31 December 2027) based on:

(a)	the approved production forecast for the current Year;

(b)	the terms of the Offtake Agreement; and

(c)	the average annual Gold and Silver London Bullion Market price equivalent as published in the Metal Bulletin for the preceding Year discounted at three per cent (3%) per annum;

"Default Interest" means Libor plus five per cent (5%) calculated on a daily basis;

"Default Notice" has the meaning given to it in clause 17.2;

"Development" means the construction, supply, completion and commissioning of a commercial Mining and Treatment operation for extraction and processing of Products, including the construction or supply of Mining Plant and a Treatment Plant, an Ore pad and associated crushing systems, conveyors, stockpiles, loading systems, utilities, vehicles, offices, workshops, and all other facilities, systems, plant, equipment and personnel required for the safe and efficient development, operation and rehabilitation of the Mine in accordance with the Mine Plans, but does not include Mining or Treatment;

"Emergency" means a situation involving actual or reasonably apprehended substantial damage to or loss of Mine Owner Property or Operations or serious injury to persons or loss of life;

"Encumbrance" means any mortgage, charge (fixed or floating) pledge, lien, hypothecation, trust, right of set off or other Third Party right or interest (legal or equitable), assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including, without limitation, a sale and repurchase arrangement) having similar effect;

"Escrow Fee" means the "service fee" as defined in the Operations Account Agreement;

"Excess CAPEX Expenditure" has the meaning given to it in clause 8.2(e);

"Excess OPEX Expenditure" has the meaning given to it in clause 8.2(e);

"Expenditure" means all costs and expenses reasonably and properly incurred by the Operator in connection with the Operations and permitted under this Agreement, all items of which shall be charged to the Operations Account;

"Exploration" means searching for, discovery and delineation of commercial Ore deposits in the Mining Area and the evaluation of such deposits, including prospecting, surface mapping, sampling, aerial mapping and reconnaissance, drilling, trenching and related field work, geophysical and geochemical testing, core sampling, assaying, exploration declines, test mining, analysis and evaluation of activities undertaken and results obtained, conducting preliminary feasibility studies, preparing feasibility study reports, and planning, supervising and administrating all activities undertaken, but does not include Development, Mining or Treatment;

"Exploration Licence (Consent)" means the Geological Exploration Permit No. EHT-29/136 which is valid from 2 July 2013 and expires on 2 July 2016;

"Force Majeure" has the meaning given in clause 23;

"Group" means, in relation to any party, that party and its Affiliates;

"Guarantee" means the guarantee set out in schedule 3;

"Guarantor" means each of GGC, GGCRL and GGCRM;

"Indebtedness" means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

"Industrial Minerals Debt" means the outstanding debt owed to the Offtaker as at the date of this Agreement from the Offtaker's prepayments of US$450,000 under the Offtake Agreement;

"Industrial Minerals Security" means security over a stockpile of 20,000 tons of ore pledged to the Offtaker under a security agreement dated 25 February 2010 between the Offtaker and the Mine Owner;

"Insolvency Event" means, in relation to any party:

(a)

a petition is presented to, and agreed to be heard by, a court having jurisdiction or an order is made or an effective resolution is passed or legislation is enacted for the dissolution, liquidation or winding up of that party (other than in the course of and followed by a bona fide reconstruction of that party);

(b)	that party becomes insolvent or makes an assignment for the benefit of creditors or is unable to pay its debts as the same become due; or

(c)	a receiver is appointed or an encumbrancer takes possession of the whole or a major part of the assets or undertaking of that party;

"Law" means legislation (including regulations, by-laws and other subordinate legislation), common law or equity law with which a party is legally required to comply with respect to the Operations or this Agreement;

"Lease Agreement" has the meaning given to it in schedule 3 (Master Lease Terms) of the Mine Owner DFA;

"LIBOR" means the rate per annum equal to the offered quotation which appears on the appropriate page of the Reuters screen at or about 11:00 a.m. on the applicable Rate Fixing Day for the currency of the overdue amount for a period of one (1) month or, if no Reuters service is available, on any other service which displays an average British Bankers Association Interest Settlement Rate for the relevant currency which the Operator, after consultation with the Mine Owner, acting reasonably, selects and if any such rate is below zero (0), LIBOR will be deemed to be zero (0);

"Maintenance" means any works and services to repair, replace and maintain anything necessary for the Operator to perform its obligations under this Agreement with respect to the Operations (including, without limitation, any equipment, tools, supplies, materials and any related equipment);

"Majority Vote" means a resolution voted in favour by a simple majority by representatives entitled to vote and be present at the meeting of the Operations Committee;

"Mine" means the mine for the Mining and Treatment of Products that the Mine Owner has decided to develop and operate in the Mining Area, and any other mine the Mine Owner decides to develop in any part of the Mining Area;

"Mine Closure" means any activities relating to suspending or Abandoning all, or a severable part of, the Mine Owner Property or the Operations, whether by way of demolition, removal, destruction, conversion, placement on permanent care and maintenance or other basis, or any similar action or conduct;

"Mine Plan" means any programme of operations relating to Exploration, Development, Mining or Treatment;

"Mine Owner DFA" has the meaning given to it in clause 11.1(b);

"Mine Owner Property" means all infrastructure, equipment, supplies, tools and any other things required for the conduct of Operations and owned by the Mine Owner;

"Mining" means all operations associated with the extraction of Ore from the Mining Area, and haulage and delivery to the Treatment Plant, including pre stripping, and the removal and disposal of overburden and waste, but does not include Exploration, Development, Treatment, Rehabilitation and Mine Closure;

"Mining Area" means the area covered by the Mining Licence (Permission);

"Mining Licence (Permission)" means the Mining Licence (Permission) for the Central Section of the Toukhmanuk Mine No. ShATV-29/184 (formerly No. 14/356) which is valid from 5 August 2005 and expires on 5 August 2017 (subject to renewal and extension);

"Mining Plant" means all plant, equipment, machinery, facilities and other infrastructure required to carry out Mining operations;

"Month" means a calendar month;

"Non-Operators" means the parties other than the Operator;

"Offtaker" means Industrial Minerals SA, c/o Lenz & Staehelin, Rte de Chêne, 30, 1208 Genèva;

"Offtake Addendum" means the addendum to the Offtake Agreement to be entered into on or around the date of this Agreement between the Mine Owner and the Offtaker;

"Offtake Agreement" means an offtake agreement dated 25 February 2010 between the Mine Owner and the Offtaker, as amended by the Offtake Addendum and from time to time;

"Offtake Guarantee" means a guarantee dated 25 February 2010 between GGC and the Offtaker in relation to the Offtake Agreement;

"Operational CAPEX" means any expenditure associated with Development (including operational exploration, drilling, blasting and stripping);

"Operating Committee" means the committee established pursuant to clause 7.1;

"Operations" means Exploration (to the extent authorised by the Operating Committee), Development, Mining, Treatment and other activities, undertakings and operations, but excluding Sales (save to the extent specified in paragraph 1.2 of schedule 1), to be carried out in the Mining Area by the Operator under this Agreement;

"Operations Account Agreement" means an escrow account and operations agreement entered into on or around the date of this Agreement between the Mine Owner, the Operator and HSBC Bank Armenia cjsc relating to the Operations Account;

"Operations Account" means the escrow account established pursuant to clause 5.4(a) to which all Revenues and Advances shall be paid and where such Revenues, Advances and all expenditures and receipts in relation to Operations shall be recorded;

"Operator" means the party appointed as such under clause 4.1;

"Operator Bonus" means an amount equal to 10 per cent (10%) of the Revenues for a given Month plus VAT;

"Operator DFA" has the meaning given to it in clause 11.1(a);

"Operator Property" means, subject to clause 12, all movable infrastructure, equipment, supplies, tools and any other things required for the conduct of Operations which have been purchased by the Operator using funds made available under the Operator DFA pursuant to a CAPEX Plan approved in accordance with clause 8.2;

"Operator Responsibilities" means the Operator's responsibilities set out in schedule 1;

"OPEX Facility" has the meaning given to it in clause 11.1(a)(iii) with respect to the Operator DFA or the Mine Owner DFA (as applicable);

"OPEX Facility Uses" means either:

(a)	costs and expenses identified under any OPEX Budget which has been approved pursuant to clause 8.2;

(b)	costs and expenses relating to an Emergency pursuant to clause 8.3(a)(i);

(c)	costs and expenses relating to an OPEX Budget which exceed the amount approved in any Approved Programme and Budget by not more than 10 per cent (10%); or

(d)	any other costs and expenses relating to operating expenditure which are otherwise approved by the Operating Committee or permitted under this Agreement;

"OPEX Budget" means any budget in respect of the Operations (excluding the CAPEX Plan) which shall represent the customary operational expenditures applicable to an efficient mining operation in Armenia;

"Ore" means any mineral or mixture of minerals of intrinsic economic interest located in or on the earth's crust at a concentration above background level;

"Overdue Bonus" has the meaning given to it in clause 6.4;

"Payment Waterfall" means the order in which Advances and Revenues shall be applied as set out in schedule 2;

"Permitted Encumbrance" means:

(a)	the ABB Security;

(b)	the Industrial Minerals Security; and

(c)	the Security;

"Permitted Indebtedness" has the meaning given to it in the Mine Owner DFA;

"Products" means all mineral or metallic Ores, concentrates, metals and other mineralised products, and any other mineral resources, processed, smelted or refined from Ores extracted from the Mining Area under this Agreement which are capable of being sold;

"Proposed Programme and Budget" means the annual Mine Plan, CAPEX Plan, OPEX Budget and any other management plans relating to the Operations proposed in accordance with this Agreement;

"Reclamation" means all undertakings, works and efforts for the reclamation, revegetation, decontamination and cleaning up of the Mining Area, the Mine Owner Property and the Operator Property (not associated with the suspension or final physical shutdown of all or part of Mining or Treatment) as required on an ongoing basis under any applicable Laws or Authorisations granted to the Mine Owner or in accordance with good industry practice;

"Rehabilitation" means all undertakings, works and efforts for the reclamation, revegetation, decontamination and cleaning up of the Mining Area, Mine Owner Property and the Operator Property associated with, or preparing for, the suspension or final physical shutdown of all or part of Mining or Treatment in a safe and workmanlike manner including, without limitation, the payment of all Shutdown Costs in accordance with all applicable Laws and Authorisations granted to the Mine Owner, including all applicable rehabilitation objectives, indicators, compliance criteria;

"Rent" has the meaning given to it in schedule 3 (Master Lease Terms) of the Mine Owner DFA;

"Repayment Schedule" has the meaning given to it in the Operator DFA or the Mine Owner DFA (as applicable);

"Revenues" shall have the meaning given to it in clause 10.1;

"Security" means:

(a)	a pledge granted by the Mine Owner over the Mining Licence (Permission) and certain other assets of the Mine Owner pursuant to a pledge agreement;

(b)	a pledge granted by GGCRM over the issued share capital of the Mine Owner pursuant to a share pledge agreement; and

(c)

a pledge granted by Getik Mining Company LLC over the permission of exploration for mining purposes No. 29/035 (formerly No. 85) relating to deposits in Getik pursuant to a subsoil use rights pledge agreement, in each case dated on or around the date of this Agreement and granted in favour of the Operator;

"Seller" means Mego Gold LLC, whose registered office is at Suite #2, 2A Tamanian Street, Yerevan, Armenia, 0009, acting as seller under the Offtake Agreement;

"Share Option Deed" means a share option deed to be entered into by GGC, GGCRL, GGCRM, the Mine Owner and Jacero Holdings Limited on or around the date of this Agreement;

"Shutdown Costs" means all costs associated with shutting down or suspending Operations within the Mining Area including the costs associated with Rehabilitation and Mine Closure, and any redundancy or termination benefits or payments to any consultant or contractor or employee who is engaged by the Operator in the conduct of Operations, but only to the extent of the period for which an employee was engaged in the Operations;

"Term" has the meaning given to it in clause 3.2;

"Termination Payment Waterfall" has the meaning given to it in paragraph 2 of schedule 2;

"Third Party" means a person not a party to this Agreement;

"Toukhmanuk Mine Licences and Authorisations" means:

(a)	the Exploration Licence (Consent);

(b)	the Mining Licence (Permission);

(c)	Community Approval of the environmental part of the tailing dam project of the Toukhmanuk Recovery Plant dated 27 November 2012;

(d)

Certificate of Registration of Productional Hazardous Objects in Registry N:8/1-2364 in respect of the "Tailing Dam" in the Melikgyugh village in the Aragatsotn region issued by the National Centre of Technical Security on 23 December 2010;

(e)

Certificate of Registration of Productional Hazardous Objects in Registry N:8/1-2363 in respect of "Mining projects are implemented (recovery plant)" in the Melikgyugh village in the Aragatsotn region issued by the National Centre of Technical Security on 23 December 2010;

(f)	Subsoil Use Agreement for the Purposes of Mining of Minerals, N ՊՎ - 184 dated 28 December 2012;

(g)	Mining Area Allocation Act NԼՎ 184 issued by Ministry of Energy and Natural Resources on 28 December 2012;

(h)

Decision for Approval of Mining Condition Parameters for Toukhmanuk Central Section Stockwork Mineralization Zone for the Purposes of Reserve Calculation by the Minerals Reserves Agency of the Ministry of Energy and Natural Resources dated 18 September 2009; and

(i)	Exploration Plan approved by the Ministry of Environment;

"Transaction Documents" has the meaning given to it in clause 2.1;

"Treatment" means the processing, smelting, and refining of Ore, overburden and waste up to and including producing Products, and includes crushing, weighing, sampling, assaying, refining, treatment, transportation, handling, storage, loading and delivery of the Products, but does not include Mining or Development;

"Treatment Plant" means all buildings, plant, facilities and other infrastructure established for Treatment, including the Ore pad and associated crushing systems, conveyors, stockpiles, loading systems, offices, workshops and recovery areas;

"Utilisation Request" has the meaning given to it in the Operator DFA or the Mine Owner DFA (as applicable);

"Utilisation Report" has the meaning given to it in the Operator DFA or the Mine Owner DFA (as applicable);

"Wilful Misconduct" means an intentional or reckless disregard of:

(a)	the terms of this Agreement;

(b)	any Approved Programme and Budget, except in the case of emergencies; or

(c)	any Law or Authorisation required to be observed in connection with Operations,

not justifiable by special circumstances, but shall not include any error of judgment or mistake made by any director, employee, agent or contractor of the Operator in the exercise in good faith of any function, authority or discretion conferred upon the Operator; and

"Year" means a calendar year.

1.2	In this Agreement, unless otherwise specified:

(a)

a "subsidiary undertaking" is to be construed in accordance with section 1162 of the Companies Act 2006, a "parent company" is to be construed in accordance with section 1162 and section 1173 of the Companies Act 2006 and a "subsidiary" or a "holding company" is to be construed in accordance with section 1159 of the Companies Act 2006;

(b)	a "party" means any party to this Agreement and includes its permitted assignees and/or the successors in title to substantially the whole of its undertaking;

(c)

a "person" includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(d)

a reference to a statute or statutory instrument or accounting standard or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(e)

references to recitals, clauses, sub-clauses, paragraphs or schedules are to recitals, clauses, sub-clauses and paragraphs of and schedules to this Agreement. The schedules form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals and the schedules;

(f)

"writing" shall include typewriting, printing, lithography, photography and other modes of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(g)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(h)	a reference to the time of day is reference to the time in Armenia.

1.3	The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

2.	Conditions Precedent and subsequent

2.1	Conditions Precedent

The terms and conditions of this Agreement are conditional on the satisfaction of each of the following conditions (the "Conditions Precedent"):

(a)	any Authorisation required for the Mine Owner to perform its obligations in this Agreement;

(b)	director and shareholder approvals (as applicable) authorising the following parties to enter into, deliver and perform this Agreement and the transactions contemplated herein:

(i)	the Mine Owner;

(ii)	the Operator;

(iii)	GGC;

(iv)	GGCRL; and

(v)	GGCRM;

(c)	all conditions to the effectiveness of the Mine Owner DFA have been satisfied by the Mine Owner and the Operator or waived by the Operator; and

(d)	the execution and delivery of the following agreements (which the parties shall procure, where applicable):

(i)	the Share Option Deed;

(ii)	the Offtake Addendum;

(iii)	the Offtake Guarantee;

(iv)	the Operator DFA;

(v)	the Mine Owner DFA;

(vi)	the Security; and

(vii)	the Operations Account Agreement,

(together with this Agreement, the Offtake Agreement and the Security, the "Transaction Documents"). The parties shall ensure that all parties are provided with certified signed copies of all Transaction Documents.

2.2	Condition Subsequent

If the Operator does not directly or indirectly receive within 90 days of the date of this Agreement a binding confirmation from the Armenian government following the Armenian law clarification process that the Operator will not require government consent (or a licence) to act as operator and perform its obligations under this Agreement, then the Operator may terminate this Agreement with immediate effect by notice in writing to the Mine Owner.

3.	SCOPE And Term

3.1	This agreement extends to Operations within the Mining Area.

3.2	Unless terminated earlier in accordance with the terms of this Agreement, this Agreement shall commence on the Commencement Date and shall expire on 31 December 2027 (the "Term").

4.	THE OPERATOR

4.1	Appointment

The Mine Owner appoints Linne Mining LLC to act as Operator of the Operations, and Linne Mining LLC accepts such appointment, subject to the provisions of this Agreement.

4.2	Transfer of Responsibilities

(a)	Upon a termination of this Agreement in accordance with clause 18, the Operator shall deliver to the Mine Owner:

(i)	the Mine Owner Property;

(ii)	all funds standing to the credit of the Operations Account; and

(iii)	all unsold and/or uncommitted Products.

(b)

The Operator shall use all reasonable endeavours to transfer to the Mine Owner, effective as of the date of termination of this Agreement, its rights as Operator under all contracts relating exclusively to the Operations and the Mine Owner shall assume all obligations of the Operator under those contracts.

(c)

Pending the transfer of rights and assumption of obligations referred to in clause 4.2(b), the Operator shall hold its rights and interests as the Operator under those contracts from the date of termination of this Agreement for the account and to the order of the Mine Owner and the Mine Owner shall indemnify and hold harmless the Operator in respect of all obligations arising under those contracts in respect of the period on and after the date of termination of this Agreement.

(d)

The Operator shall be entitled to charge to the Operations Account all costs and expenses incurred in connection with transferring responsibilities by the Operator to the Mine Owner to the extent such costs and expenses have been approved by the Mine Owner, such approval not to be unreasonably withheld.

4.3	Audit

(a)

As soon as practicable after a termination of this Agreement, the parties shall audit or procure the audit of the Operations Account and conduct an inventory of all Mine Owner Property and all Products and such inventory shall be used in the return of and the accounting for the said Mine Owner Property and the Products by the Operator.

(b)	All costs and expenses incurred in connection with such audit and inventory shall be charged to the Operations Account.

5.	AUTHORITY AND DUTIES OF OPERATOR

5.1	Rights

(a)

Subject to this Agreement, the Operator has the exclusive right and obligation to conduct the Operations by itself, its Affiliates, its agents and/or its contractors on behalf of and as agent for the Mine Owner.

(b)	The Operator shall exercise and discharge its powers and duties under this Agreement in accordance with Approved Programmes and Budgets and decisions made by the Operating Committee.

5.2	Responsibilities

Subject to the overall supervision of the Operating Committee, responsibilities of the Operator shall include, without limitation, the Operator Responsibilities set out in schedule 1.

5.3	Expenditures and Actions

The Operator is authorised to make such expenditures and incur such commitments for expenditures (such amounts to be funded from the Operations Account) and take such actions relating to the Operations as approved by the Operating Committee or permitted under this Agreement, such amounts to be funded from the Operations Account.

5.4	Maintenance of the Operations Account

(a)

For the purposes of depositing the Advances and Revenues and for the administration of the Payment Waterfall pursuant to clauses 10.1 and 10.2, an escrow account (hereinafter the Operations Account) shall be opened in the name of the Mine Owner at a bank appointed by the Operator and the Operator shall be an escrow party under the Operations Account having controlling powers over such Operations Account. No payments shall be made out of the Operations Account and the Operations Account shall not be closed or terminated without the consent of the Operator. For the purposes of this clause 5.4(a), an Operations Account Agreement shall be entered into by the Mine Owner, the Operator and the appointed bank. The administration of the Payment Waterfall shall be a condition of such Operations Account Agreement.

(b)

The Operations Account must be maintained in accordance with the terms of this Agreement, the Operations Account Agreement and the Accounting Procedure and appropriate records must be kept in relation to the operation of the Operations Account.

(c)	Copies of the Accounting Procedure, expenditure classifications and reporting formats underlying the Operations Account must be made available to the parties on request.

(d)	All receipts, vouchers and other documents relating to Expenditure must be retained until directed otherwise by the Operating Committee.

(e)	Upon demand by the Operating Committee, quarterly financial summary reports shall be produced.

5.5	Liability of Operator

(a)	Subject to clause 5.5(b), the Operator shall not be liable for any loss or damage which results from Operations, unless such loss or damage results from:

(i)	negligence, fraud or Wilful Misconduct by the Operator; or

(ii)	a material breach by the Operator of any term of this Agreement.

(b)

Notwithstanding anything to the contrary in this Agreement, the Operator shall not be liable for any consequential or indirect loss or damage (including, but not limited to, inability to produce the Products, lost production, loss of profits or replacement costs).

5.6	Delegation

Without limiting clause 5.1(a), the Operator may delegate any of its rights, remedies, powers, discretions and obligations, provided that:

(a)	the Operator may only delegate the whole of its rights, remedies, powers, discretions and obligations with the approval of the Operating Committee;

(b)	any delegation does not relieve the Operator of any of its obligations or responsibilities under this Agreement;

(c)	the Operator informs the Operating Committee at its next meeting of the identity of the delegate and the matter which has been delegated; and

(d)

if, to the actual knowledge of the Operator, the delegate or any of its shareholders has a criminal record and/or has previously been dismissed as contractor or employee by the Mine Owner for misconduct, then the Operator may so delegate only with the Mine Owner's prior written consent.

5.7	Conduct of Third Party Claims

(a)

If the Mine Owner or the Operator (the "First Party") becomes aware of any matter that may result in a claim being brought against it by a third party and which may reasonably lead to a claim against the other party (the "Second Party") (the "Third Party Claim"):

(i)

the First Party shall, as soon as reasonably practicable, and in any event within five (5) Business Days of becoming aware of such matter, give notice in writing to the Second Party setting out all the details of which the First Party is aware of relating to the matter (the "Claim Notice");

(ii)

within five (5) Business Days of receipt of the Claim Notice by the Second Party, the First Party and the Second Party shall meet to discuss in good faith the Third Party Claim with a view to agreeing a common strategy in relation thereto;

(iii)

if the First Party and the Second Party do not agree a common strategy with respect to the Third Party Claim within 20 Business Days from the date of the Claim Notice, then each such party shall be free to act as it sees fit with respect to such Third Party Claim, provided always that, until the expiry of such period, the First Party shall:

(A)	make no admission of liability, or settle or compromise, the Third Party Claim without the prior written consent of the Second Party; and

(B)	take all reasonable action to mitigate any loss that may arise in respect of any resulting claim.

(b)

If the Mine Owner and the Operator agree to join in litigation or settlement on the basis of a mutually approved strategy under clause 5.7(a), then the legal costs shall be shared between them equally.

(c)	Subject to clause 5.7(b), each of the Mine Owner and the Operator shall bear its own legal costs relating to any Third Party Claim.

5.8	Bribes, Kickbacks and Other Unlawful Payments

The parties shall comply with anti-bribery conventions and any anti-corruption or bribery laws under Armenian law. No payment to government officials, bribes, kickbacks or other similar unlawful payments designed to secure favoured or preferential treatment to any individual associated with the Mine Owner or the Operator is to be given or received.

6.	Fees

6.1	Subject to clause 6.3, in consideration for the Operator entering into, and carrying out the obligations under, this Agreement, the Mine Owner shall pay to the Operator a monthly Operator Bonus.

6.2

As soon as reasonably practicable after each Month, the Operator shall send to the Mine Owner a statement specifying the amount payable by the Mine Owner on account of the Operator Bonus as assessed in relation to that month. The amount specified in that statement shall, in the absence of manifest error, be due and payable by the Mine Owner to the Operator within five (5) Business Days of the Mine Owner's receipt of such statement.

6.3	The Operator Bonus shall be paid to the Operator from Revenues in accordance with the Payment Waterfall pursuant to clause 10.

6.4

If any part of the Operator Bonus for any given Month cannot be paid to the Operator in accordance with clause 6.3, then such amount shall be considered an overdue bonus (the "Overdue Bonus") and Default Interest shall apply from such time until the date of actual payment. The Overdue Bonus together with all accrued interest shall be paid to the Operator from Revenues in accordance with the Payment Waterfall pursuant to clause 10. For the purposes of the Payment Waterfall only, the payment of the Overdue Bonus amount shall be followed by the interest payment.

7.	OPERATING COMMITTEE

7.1	Establishment of Operating Committee

(a)	An Operating Committee shall be established on the Commencement Date.

(b)	The members of the Operating Committee shall comprise:

(i)	the Mine Owner;

(ii)	GGC;

(iii)	GGCRL;

(iv)	the Offtaker; and

(v)	the Debt Facilities Provider;

(vi)	the Operator,

(the "Committee Members") and each such party shall appoint in writing a representative to the Operating Committee.

(c)

The role of the Operating Committee is to supervise the Operator in the conduct of the Operations and, subject to this Agreement, to make all strategic decisions relating to the conduct of the Operations, including the consideration and approval of any Proposed Programme and Budget and any amendments to any Approved Programme and Budget.

(d)

The Operator must appoint (and may dismiss) a person, who may be one of its employees, to be secretary of the Operating Committee. The Operator must cause the secretary to prepare agendas for meetings, keep proper minutes of all meetings and coordinate communications among the Committee Members regarding meetings of the Operating Committee.

(e)	For any meeting of the Operating Committee, a Committee Member may in writing appoint a person as an alternate representative for its representative and may remove any person so appointed.

(f)

Each representative has full power and authority to represent and bind the Committee Member which appointed him or her in all matters decided by the Operating Committee, and such Committee Member is bound by all votes cast by its representative.

(g)

Any decision made by the Operating Committee under this Agreement is deemed to be a decision of all the Committee Members, and each Committee Member is bound as if that decision was an agreement entered into by them.

7.2	Chairman

The representative of the Debt Facilities Provider shall be the chairman of the Operating Committee unless and until such time that all CAPEX Availability Periods for the Mine Owner DFA have expired and all amounts outstanding under the CAPEX Facility and the Additional CAPEX Facility under the Mine Owner DFA have been fully satisfied. At all other times, the chairman shall be appointed by the Committee Members.

7.3	Functions of Operating Committee

The Operating Committee may carry out the following in relation to the conduct of Operations:

(a)	consulting regularly in respect of events or developments that have led, or may lead, to a Default by any of the parties with a view to resolving or avoiding the same;

(b)	meeting and discussing as soon as possible and for up to 30 days following a Default notice being issued by any of the parties with a view to resolving the same;

(c)	if the gold London Bullion Market price moves beyond US$2,000 per ounce, meeting and discussing the implementation of a hedging arrangement;

(d)	establishing policies from time to time covering the Operations; and

(e)	approving cost overruns by the Operator over and above 10 per cent of any Approved Programme and Budget.

7.4	Meetings of the Operating Committee

(a)	All meetings of the Operating Committee shall be held in Yerevan, unless otherwise agreed by the Committee Members.

(b)

The Operator shall ensure that a meeting of the Operating Committee is convened at least once each Year to approve a Proposed Programme and Budget for the next period and at least one additional meeting must be called by any Committee Member in each Year.

(c)

The Operator shall ensure that the secretary calls meetings and gives at least 15 days prior written notice to the Committee Members entitled to be present specifying the nature of the business to be discussed and including all documentation required to be considered at the meeting. Meetings may be held on less than 15 days' notice if agreed in writing by all the Committee Members entitled to be present.

(d)

Meetings may be convened in person, or by video meeting or conference telephone call at which all representatives of all Committee Members have the opportunity to be present. All persons participating in the video meeting or conference telephone call must be able to hear each of the others.

(e)	Each of the Mine Owner, GGC, GGCRL, the Offtaker and the Debt Facilities Provider must bear all expenses incurred by its representatives in attending meetings of the Operating Committee.

7.5	Quorum

(a)	A quorum for any meeting of the Operating Committee is present if the majority of the Committee Members entitled to attend and vote at the meeting are in attendance at such meeting.

(b)	If a quorum is not present within 30 minutes from the time appointed for the meeting, the meeting must be adjourned to the same place, day and time in the next week.

(c)

If a quorum is not present at the re-convened meeting referred to in clause 7.5(b), at least 50 per cent (50%) of the Committee Members entitled to attend and vote at the meeting shall constitute a quorum for the purposes of the re-convened meeting.

7.6	Voting and Decision Making

(a)

Each of the Committee Members has one vote and, for so long as there are any outstanding amounts due under the Mine Owner DFA and/or the CAPEX Availability Periods under the Mine Owner DFA have not expired, the Debt Facilities Provider shall have the casting vote.

(b)	Unless otherwise specified in this Agreement, all decisions of the Operating Committee must be determined by a Majority Vote.

(c)

A resolution in writing (which may consist of one or several documents in the same terms) signed by at least one representative of each of the Committee Members or approved by facsimile or by authenticated email transmitted by at least one representative of each Committee Member and subsequently confirmed in writing is as valid and effectual as if it had been passed at a duly convened meeting of the Operating Committee.

7.7	Minutes

A copy of the minutes of each Operating Committee meeting must be given to each Committee Member as soon as practicable, but no later than three (3) days, after each meeting. The minutes of a meeting must be signed by the chair of the later meeting and when signed are evidence of the proceedings and the decisions of the meeting to which they relate. At the request of any member of the Operating Committee meetings of the Operating Committee may be recorded.

7.8	Loss of Rights of Participation and Voting

Unless otherwise agreed by all the Committee Members who are not in Default, a Committee Member who is in Default (through its representative and alternate) is not entitled to attend or to vote at any meeting of the Operating Committee or any subcommittee formed under this Agreement or join in passing a resolution, nor will the presence of the representative of any such Committee Member be necessary to form a quorum at any meeting, until the relevant Default has been remedied.

8.	WORK PROGRAMMES AND BUDGET

8.1	Proposed Programmes and Budgets

By no later than 1 November in each Year or such other date as the Operating Committee may agree, the Operator must provide each Committee Member with a report on the current Year's performance including draft annual financial statements and a Proposed Programme and Budget prepared in accordance with the Accounting Procedure which must include:

(a)	a Mine Plan for the next Year;

(b)	a CAPEX Plan for the next Year which details capital expenditure items and includes an analysis of the advantages and disadvantages of Operational CAPEX as compared with subcontracting; and

(c)	an OPEX Budget which details individual budgets for the next Year.

8.2	Approved Programme and Budget

(a)

No later than the end of November in each Year or such other month as the Operating Committee may determine, the Operating Committee must meet and discuss the Proposed Programme and Budget for the next Year (or other period) and adopt, with or without amendment, an Approved Programme and Budget for that Year (or other period).

(b)	Once the Proposed Program and Budget is approved by the Operating Committee, the Operator must implement the Approved Programme and Budget.

(c)	An Approved Programme and Budget may be amended by the Operator with the approval of the Operating Committee.

(d)

If the Operating Committee for any reason fails to approve a Proposed Programme and Budget prior to the commencement of the Year to which it relates, the Operating Committee must continue to meet and use all reasonable efforts to reach agreement. In the meantime, the Operator must continue to perform and discharge all its existing obligations as Operator under this Agreement and to Third Parties including, but not limited to, the previous Approved Programme and Budget. For the purpose of avoiding any operational difficulties, pending approval of the Proposed Programme and Budget, the previous Year's approved OPEX Budget shall apply to the new Year. All costs and expenses incurred by the Operator in performing and discharging all its existing obligations shall be charged to the Operations Account.

(e)

No CAPEX or operational expenditure shall be expended, proposed or approved by the Operating Committee unless such CAPEX or operating expenditure can be satisfied with Revenues or funds available under the CAPEX Facility and/or Additional CAPEX Facility (in the case of CAPEX) or the OPEX Facility (in the case of operational expenditure) without the Mine Owner’s prior written consent (any such excess CAPEX or operational expenditure consented to by the Mine Owner shall hereinafter be referred to as the "Excess CAPEX Expenditure" or "Excess OPEX Expenditure", respectively). Any Excess CAPEX Expenditure or Excess OPEX Expenditure must be approved unanimously by the Operating Committee and, notwithstanding clause 7.6(a), the Mine Owner shall have the casting vote in relation thereto.

8.3	Expenditure not covered by Programme and Budget

(a)	The Operator must not undertake any Operations which are not substantially in accordance with an Approved Programme and Budget except:

(i)

in case of an Emergency, the Operator may make such immediate expenditure as the Operator deems necessary (acting reasonably) for the protection of life or property including the Mine Owner Property and/or the Operator Property, in which case the Operator must promptly notify the Mine Owner of such expenditure; or

(ii)	the Operator may exceed a current Approved Programme and Budget by not more than 10 per cent (10%); or

(iii)	if otherwise permitted by this Agreement or by the Operating Committee, subject always to clause 8.2(e),

all such costs and expenses incurred by the Operator shall be charged to the Operations Account.

(b)	The Operator must report to the Mine Owner as soon as reasonably practicable any unbudgeted expenditure incurred by the Operator for whatever reason.

9.	Operations funding

9.1	Sources of Funding

The Operator shall be responsible to fund the Operations from:

(a)	Revenues pursuant to and in accordance with clause 10; and

(b)	Advances pursuant to and in accordance with clause 11.

9.2	Payment by the Mine Owner

The Mine Owner must pay or reimburse (as applicable) the Operator all the Excess CAPEX Expenditure and/or the Excess OPEX Expenditure approved in accordance with clause 8.2(e) immediately on demand by the Operator. Any payments to the Operator shall be made to a bank account nominated by the Operator as communicated to the Mine Owner in writing from time to time.

10.	Revenues, advances and Payment Waterfall

10.1

The Mine Owner shall procure that, from the Commencement Date, all monies payable from the Offtaker to the Mine Owner under the Offtake Agreement (the "Revenues") shall be paid to the Operations Account for the purposes of this Agreement.

10.2

Pursuant to clause 5.4(a) and the Operations Account Agreement, the Operator shall administer the Mine Owner's payment obligations under, and in connection with, the Operations by applying the Advances and Revenues in accordance with the Payment Waterfall set out in schedule 2.

10.3

Except as otherwise provided in this Agreement, the Operator shall not be responsible to administer any of the Mine Owner's payment obligations which would not otherwise be covered by Advances and Revenues pursuant to clause 10.2. For the avoidance of doubt, if Advances and Revenues are not sufficient to service the ABB Debt and the Industrial Minerals Debt in accordance with the Payment Waterfall, the Mine Owner shall be responsible to service such debts pursuant to clause 13.9.

11.	Debt Facilities

11.1	Debt Facilities

(a)

On or about the date of this Agreement, the Operator has entered into a debt facilities agreement (the "Operator DFA") with the Debt Facilities Provider whereby the Debt Facilities Provider as lender will make available to the Operator as borrower the following facilities for onward lending to the Mine Owner for the purposes of Operations:

(i)	a US$5m term loan facility (the "CAPEX Facility");

(ii)	a US$3m term loan facility (the "Additional CAPEX Facility"); and

(iii)	a US$800,000 term loan facility (the "OPEX Facility"),

(together, the "Debt Facilities").

(b)

On or about the date of this Agreement, the Mine Owner has entered into a debt facilities agreement (the "Mine Owner DFA") with the Operator whereby the Operator as lender will make available to the Mine Owner as borrower the Debt Facilities for the purposes of Operations.

11.2	Advances

(a)	All monies which are drawndown by the Operator under the Operator DFA shall also be drawndown by the Mine Owner under the Mine Owner DFA (the latter being the "Advances").

(b)	All Advances shall be paid into the Operations Account for the purposes of this Agreement.

(c)

The Operator shall apply the Advances towards Expenditure in accordance with this clause 11 provided always that such application of Advances is subject to the terms of the Operator DFA and the Mine Owner DFA.

11.3	Drawdown and Application

(a)

Prior to the expiry of the Availability Period of the CAPEX Facility, the Operator shall issue a Utilisation Request and a Utilisation Report to drawdown the CAPEX Facility in accordance with the Operator DFA and, subject to clause 11.3(d), the Operator shall apply such Advances towards the CAPEX Facility Uses.

(b)

At any time during the Availability Period of the Additional CAPEX Facility, if Revenues are not sufficient to cover the Additional CAPEX Facility Uses, the Operator shall issue a Utilisation Request and a Utilisation Report to drawdown the Additional CAPEX Facility in accordance with the Operator DFA and, subject to clause 11.3(d), the Operator shall apply such Advances towards such purposes.

(c)

At any time during the Availability Period of the OPEX Facility, if Revenues are not sufficient to cover the OPEX Facility Uses, the Operator shall issue a Utilisation Request and a Utilisation Report to drawdown the OPEX Facility in accordance with the Operator DFA and, subject to clause 11.3(d), the Operator shall apply such Advances towards such purposes.

(d)

The issue of a Utilisation Request and a Utilisation Report by the Operator to the Debt Facilities Provider under the Operator DFA shall be deemed to constitute the issue of a Utilisation Request by the Mine Owner to the Operator under the Mine Owner DFA.

11.4	Repayment

(a)

Repayment of any outstanding amounts under any of the Debt Facilities under the Mine Owner DFA shall be made by the Mine Owner to the Operator in accordance with the relevant Repayment Schedule and from Revenues accordance with the Payment Waterfall pursuant to clause 10.

(b)

Repayment of any outstanding amounts under any of the Debt Facilities under the Operator DFA shall be made by direct payment from the Operator to the Debt Facilities Provider in accordance with the relevant Repayment Schedule.

(c)	For the purposes of the Payment Waterfall, the principal repayment shall be followed by the interest payment.

12.	Operator property

12.1	The Operator shall lease to the Mine Owner the Operator Property for the purposes of Operations in accordance with the Mine Owner DFA and the relevant Lease Agreement.

12.2

Upon the title of each Operator Property being transferred from the Operator to the Mine Owner in accordance with the Mine Owner DFA and the relevant Lease Agreement, such Operator Property shall form part of the Mine Owner Property.

13.	Mine Owner obligations and Undertakings

13.1	Authorisations and Compliance

The Mine Owner shall provide, renew and/or extend any and all Authorisations required for the performance of this Agreement, including the Exploration Licence (Consent), the Mining Licence (Permission), building and environmental and related licences or other documents required under Law and to maintain the same and file any and all notices or other documents required under Law (e.g. for processing plant and tailing dam), and the Operator shall provide such reasonable assistance as the Mine Owner may reasonably require in relation thereto.

13.2	Mine Owner Property

For the purposes of enabling the Operator to conduct Operations, the Mine Owner shall provide the Operator with, and access to:

(a)	the Mine Owner Property; and

(b)	any and all Operator Property leased from the Operator pursuant to clause 12.1.

13.3	Government and Regulatory Relationships

The Mine Owner shall be responsible for all government and regulatory relationships at various levels of local, state, regional and national governments for the purposes of permissions, licences, approvals and any other purposes related to and in connection with Operations.

13.4	Licences

During the Term, the Mine Owner shall:

(a)

conduct all mandatory and necessary exploration operations within the territory covered by the Exploration Licence (Consent) and share all data with the Operator in order to allow the Operator to optimise Mining; and

(b)	be responsible for all liaison with local, state, regional and national governments in connection with the Exploration Licence (Consent) and the Mining Licence (Permission).

13.5	Ongoing Reclamation

The Mine Owner shall be responsible for any ongoing Reclamation.

13.6	Rehabilitation and Mine Closure

The Mine Owner shall be responsible for Rehabilitation and Mine Closure with respect to the Mine Owner Property and the Mining Area.

13.7	Assistance and Cooperation

The Mine Owner shall provide the Operator with any assistance and cooperation reasonably required by the Operator in the performance of its obligations under this Agreement.

13.8	Negative Pledge

Without the prior written consent of the Operator, the Mine Owner shall not pledge or create any Encumbrances on any of its assets nor incur any Indebtedness as long as any amounts under the Mine Owner DFA remain outstanding, except for the Permitted Encumbrance and the Permitted Indebtedness.

13.9	Debt Service

Whilst any amounts are outstanding under the ABB Debt and/or the Industrial Minerals Debt, the Mine Owner undertakes that it will pay, or procure the payment of, the ABB Debt and/or the Industrial Minerals Debt where Revenues and Advances are not sufficient to pay such debts in any given Month.

14.	mine owner REPRESENTATIONS AND WARRANTIES

On the date of this Agreement and immediately prior to the Commencement Date (by reference to the facts and circumstances then subsisting), the Mine Owner and each of the Guarantors represent and warrant to the Operator and acknowledge and confirm that the Operator is relying upon the following representations and warranties in entering into this Agreement:

14.1	Status and incorporation

(a)

Each of the Mine Owner and the Guarantors is a corporation, duly incorporated and validly existing as a limited liability company under the laws of the relevant company's jurisdiction of incorporation.

(b)	Each of the Mine Owner and the Guarantors has the power to own its respective assets and to carry on such business as it currently conducts.

14.2	Binding obligations

The obligations expressed to be assumed by the Mine Owner and the Guarantors in the Transaction Documents to which the Mine Owner and Guarantors are a party are legal, valid, binding and enforceable obligations and will be enforceable in accordance with their respective terms.

14.3	Non-Conflict with Other Obligations

The entry into and performance by each of the Mine Owner and the Guarantors of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

14.4	Power and authority

Each of the Mine Owner and the Guarantors has the capacity, power and authority to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

14.5	Authorisations and other consents

(a)	All Authorisations and other third party consents required to:

(i)	enable each of the Mine Owner and the Guarantors to lawfully enter into and exercise its rights and comply with its obligations under the Transaction Documents to which it is a party;

(ii)	ensure the legality, validity or enforceability of the Transaction Documents to which each of the Mine Owner and the Guarantors is a party; and/or

(iii)	make the Transaction Documents to which each of the Mine Owner and the Guarantors is a party admissible in evidence in its jurisdiction of incorporation,

(in each case) have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect by the date on which they are required.

(b)

For the purposes of clause 14.5(a), the Mine Owner and each of the Guarantors have undertaken all necessary steps with respect to the ABB Debt in order to create any Indebtedness pursuant to this Agreement and such Indebtedness is legally binding, valid and enforceable.

(c)

All material Authorisations required to enable each of the Mine Owner and the Guarantors to carry out its business and operations have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect by the date on which they are required.

(d)

For the purposes of clause 14.5(c), the Mine Owner has obtained and holds the Toukhmanuk Mine Licences and Authorisations and such licences and authorisations are in full force and effect and constitute all the material authorisations necessary for the conduct of Operations. No other Authorisations are necessary for the conduct of Operations.

(e)	No steps have been taken which are likely to lead to:

(i)	the revocation, termination or suspension of any Authorisation referred to in clauses 14.5(a) to 14.5(d) which has been granted; or

(ii)	any material or adverse variation of any such Authorisation.

14.6	Compliance with laws

The Mine Owner is in compliance in all material respects with all Laws and Authorisations applicable to it and the Operations.

14.7	Governing law and enforcement

Subject to any general principles and provisions of law:

(a)	the chosen law of each of the Transaction Documents to which the Mine Owner or any of the Guarantors is a party will be recognised and enforced in its jurisdiction of incorporation; and

(b)

any judgment obtained in the jurisdiction of the chosen law of a Transaction Document to which the Minor Owner or any of the Guarantors is a party will be recognised and enforced in its jurisdiction of incorporation.

14.8	No Proceedings Pending or Threatened

No material litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, which has a reasonable prospect of being adversely determined have (to the best of its knowledge and belief) been started or threatened against the Mine Owner or any of the Guarantors.

14.9	Provision of documents

The Operator has been provided with copies or details of all material documents and contracts relating to the Mine and no other agreements or arrangements exist which would materially affect the transactions or arrangements contemplated by the Transactions Documents

14.10	Mine Ownership and Title

(a)	The Mine Owner owns all currently existing infrastructure, equipment, supplies and tools present in the Mine Area.

(b)	The Mine Owner is the absolute legal and beneficial owner of the Toukhmanuk Mine Licences and Authorisations and the Mine Owner Property.

(c)	The Toukhmanuk Mine Licences and Authorisations and the Mine Owner Property are free from any Encumbrance or other interest of any kind other than any Permitted Encumbrance.

(d)	The Mine Owner is not under any obligation to create any Encumbrance over the Mining Licence (Permission) or all or any part of the Mine Owner Property save for any Permitted Encumbrance.

14.11	Ownership

(a)	The Mine Owner is a wholly owned subsidiary of GGCRM, an indirect wholly owned subsidiary of GGCRL and an indirect subsidiary of GGC.

(b)	As at the date of this Agreement the structure of the Group is as set out in schedule 4.

14.12	Indebtedness

The Mine Owner has no material Indebtedness other than the Permitted Indebtedness.

14.13	Security

The Mine Owner is the legal and beneficial owner of the Products which security is purported to be given under the Security and such Security:

(a)	confers the security of the type it purports to create over the assets over which such security is purported to be given and such security is senior ranking; and

(b)	is:

(i)	valid and enforceable against the Mine Owner; and

(ii)	not capable of being avoided or set aside, whether in the Mine Owner's winding up, administration, dissolution or otherwise.

14.14	No Winding-Up

No Insolvency Event has occurred in relation to the Mine Owner or the Guarantors.

14.15	Anti-Corruption

The Mine Owner and each of the Guarantors (including, in each case, its agents, officers and employees) has not directly or indirectly:

(a)	given, promised, offered or authorised; or

(b)	accepted, requested, received or agreed to receive,

any payment, gift, reward, rebate, contribution, commission, incentive, inducement or advantage to or from any person, in contravention of any anti-bribery and corruption laws of any applicable jurisdiction.

15.	operator REPRESENTATIONS AND WARRANTIES

Subject to clause 2.2, on the date of this Agreement and immediately prior to the Commencement Date (by reference to the facts and circumstances then subsisting), the Operator represents and warrants to the Mine Owner and acknowledges and confirms that the Mine Owner is relying upon the following representations and warranties in entering into this Agreement:

15.1	Status and Incorporation

(a)	The Operator is a corporation, duly incorporated and validly existing as a limited liability company under the laws of its jurisdiction of incorporation.

(b)	The Operator has the power to own its respective assets and to carry on such business as it currently conducts.

15.2	Binding Obligations

The obligations expressed to be assumed by the Operator in this Agreement are legal, valid, binding and enforceable obligations and will be enforceable in accordance with their respective terms.

15.3	Non-Conflict with Other Obligations

The entry into, and performance by the Operator of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	its constitutional documents; or

(b)	any agreement or instrument binding upon it or any of its assets.

15.4	Power and Authority

The Operator has the capacity, power and authority to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transaction contemplated by those Transaction Documents.

15.5	Governing Law and Enforcement

Subject to any general principles and provisions of law:

(a)

the chosen law of each of the Transaction Documents to which the Operator is a party will be recognised and enforced in its jurisdiction of incorporation provided that, if any Transaction Document is to be enforced by an Armenian court, (1) such court shall have the discretion to apply the law of the Republic of Armenia instead of foreign law if such court does not understand such foreign law and (2) such court shall reject the application of foreign law if such foreign law contradicts the imperative overarching provision of the law of the Republic of Armenia and its public order; and

(b)

any judgment obtained in the jurisdiction of the chosen law of a Transaction Document to which the Operator is a party will be recognised and enforced in its jurisdiction of incorporation provided that any court ruling obtained in a jurisdiction not having a court ruling recognition treaty with the Republic of Armenia may not be enforced in Armenia.

15.6	No Proceedings Pending or Threatened

No material litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, which has a reasonable prospect of being adversely determined have (to the best of its knowledge and belief) been started or threatened against the Operator.

15.7	No Winding-Up

No Insolvency Event has occurred in relation to the Operator.

15.8	Anti-Corruption

The Operator (including its agents, officers and employees) has not directly or indirectly:

(a)	given, promised, offered or authorised; or

(b)	accepted, requested, received or agreed to receive,

any payment, gift, reward, rebate, contribution, commission, incentive, inducement or advantage to or from any person, in contravention of any anti-bribery and corruption laws of any applicable jurisdiction.

16.	Guarantee

In consideration for the Operator entering into this Agreement and for making the Advances under clause 11, each of GGC, GGCRL and GGCRM jointly and severally guarantees the performance by the Mine Owner of all its obligations under this Operating Agreement in accordance with the Guarantee set out in schedule 3.

17.	default

17.1	A default shall mean, in relation to any party, a party:

(a)	commits a material breach of a material obligation under this Agreement;

(b)	suffers an Insolvency Event; or

(c)	in the case of the Mine Owner only, has committed a payment default under the Mine Owner DFA,

(each, a "Default").

17.2	At any time after the occurrence of:

(a)	a Default by the Mine Owner, the Operator may serve a notice of Default on the Mine Owner requiring the Mine Owner to remedy the Default; or

(b)	a Default by the Operator, the Mine Owner may serve a notice of Default on the Operator requiring the Operator to remedy the Default,

(each such notice of default being a "Default Notice").

17.3	Following a Default Notice:

(a)	if the Default is capable of being remedied, the Mine Owner or the Operator (as applicable) must remedy the Default within 30 days of receipt of the Default Notice; or

(b)

if the Default is not capable of being remedied within 30 days or, if capable of being so remedied, is not remedied within such period, the party serving the Default Notice may terminate this Agreement by serving a notice of termination on the other parties.

18.	termination

18.1	Termination

Subject to clauses 18.2 and 18.3, this Agreement will terminate in the following circumstances:

(a)	the parties agree in writing to terminate this Agreement;

(b)	pursuant to clause 2.2;

(c)	the Operating Committee determines unanimously that all economically recoverable reserves of Products in the Mining Area had been recovered;

(d)	the Mine Owner ceases to hold the Mining Licence (Permission) or the Mining Licence (Permission) expires without prospect for renewal as determined unanimously by the Operating Committee; or

(e)	pursuant to clause 17.3(b).

18.2	In the event of a termination of this Agreement:

(a)	under clauses 18.1(b) if the condition in clause 2.2 has not been satisfied as a result of an act or omission by the Mine Owner, 18.1(c), 18.1(d) or 18.1(e) in the case of a Mine Owner Default only;

(i)

the Default Amount shall become immediately due and payable by the Mine Owner to the Operator. The parties acknowledge that the Default Amount is a genuine pre-estimate of the Operator's losses as a result of the Mine Owner's Default; and

(ii)	an amount equal to the amount of any and all outstanding balances remaining under the Mine Owner DFA shall become immediately due and payable by the Mine Owner to the Operator; or

(b)

under clauses 18.1(a) or 18.1(e) in the case of an Operator Default only, an amount equal to the amount of any and all outstanding balances remaining under the Mine Owner DFA shall become immediately due and payable by the Mine Owner to the Operator; or

(c)	provided clause 18.2(a) does not apply, under clause 18.1(b):

(i)	an amount equal to the amount of any and all outstanding balances remaining under the Mine Owner DFA shall become due and payable by the Mine Owner to the Operator; and

(ii)

the Mine Owner shall reimburse the Operator for all expenses and costs (including all legal fees) incurred by the Operator in relation to or in connection with this Agreement and the transactions contemplated by this Agreement, which shall include the negotiation of the Transaction Documents, within 60 days of termination.

Notwithstanding clause 10.2, and without prejudice to the Mine Owner's payment obligations in this clause 18.2 or the Guarantors' obligations under clause 15, the Operator shall administer such of the Mine Owner's payment obligations to the Operator at the time of such termination by applying the Advances and Revenues in accordance with the Termination Payment Waterfall set out in paragraph 2 of schedule 2.

18.3	The payment obligation of the Mine Owner under clause 18.2 shall survive any termination of this Agreement.

19.	set off

19.1

The Mine Owner or the Operator (the "First Party") shall have the right but not the obligation at any time, with or without notice to the Operator or the Mine Owner, respectively (the "Second Party"), to set off any liability of the First Party to the Second Party under this Agreement against any liability of the Second Party to the First Party under this Agreement.

19.2	Any exercise by the Mine Owner or the Operator of its right of set off under this clause 19 shall be without prejudice to any other rights or remedies available to that party.

20.	indemnity

20.1	Mine Owner Indemnity

The Mine Owner shall indemnify and hold harmless the Operator, its directors, employees, agents and contractors (Operator Indemnified Persons) from and against all damage, loss, expense or liability of any nature suffered or incurred by the Operator Indemnified Persons (including any claims made by Third Parties) in connection with the Operations, including any personal injury, disease, illness or death, or physical loss of or damage to property, of the Operator Indemnified Persons or any Third Party, except to the extent caused by a material breach of a material obligation under this Agreement, fraud or negligence or Wilful Misconduct of the Operator, its directors, employees, agents or contractors, except that the Mine Owner shall in no circumstances, subject to clause 18.2(a), be liable for any consequential or indirect loss or damage (including, but not limited to, loss of profits or replacement costs).

20.2	Operator Indemnity

The Operator must indemnify and hold harmless the Mine Owner, its directors, employees, agents and contractors (Mine Owner Indemnified Persons) from and against all actual damage, loss, expense or liability of any nature suffered or incurred by the Mine Owner Indemnified Persons (including any claims made by Third Parties) in connection with its management of Operations while it is the Operator, including any personal injury, disease, illness or death, or physical loss of or damage to property, of the Mine Owner Indemnified Persons or any Third Party, to the extent caused by a material breach of a material obligation under this Agreement, fraud or negligence or Wilful Misconduct of the Operator, its directors, employees, agents or contractors, except that the Operator shall in no circumstances be liable for any consequential or indirect loss or damage (including, but not limited to, inability to produce the Products, lost production, loss of profits or replacement costs).

21.	successors and assigns

21.1	The terms of this Agreement shall be binding on the successors and assigns of the respective parties hereto.

21.2	Neither the Operator nor the Mine Owner shall assign this Agreement without the prior written consent of the Operator or the Mine Owner (as applicable), such consent not to be unreasonably withheld.

21.3	All costs and expenses pertaining to any such assignment shall be the responsibility of the assigning party.

22.	TAXES

All payments due and payable to the Operator under this Agreement shall be paid net of any VAT or any tax applicable to the Mine Owner, and such VAT or tax amount shall be paid by the Mine Owner in addition to the amount of any such payment due and payable to the Operator under this Agreement, including but not limited to the Operator Bonuses.

23.	FORCE MAJEURE

23.1	Suspension of Obligations

(a)

The obligations of each of the parties under this Agreement, other than the obligation to pay money or to give notice, shall be suspended during the period and to the extent that such party is prevented or hindered from complying with its obligations by reason of Force Majeure.

(b)	A party affected by Force Majeure shall give notice as soon as reasonably possible to the other parties, describing the circumstances and stating the date from which it was affected.

(c)	A party affected by Force Majeure shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify the other parties.

23.2	Meaning

"Force Majeure" means any cause beyond the reasonable control of a party, including, without limitation,

(a)	an act of God;

(b)	strike, lockout, stoppage, ban or other types of labour difficulty whether at the Mining Area, railway or port or otherwise;

(c)	war (whether declared or undeclared), blockade, act of the public enemy, act of terrorism, revolution, insurrection, riot or civil commotion;

(d)	earthquake, lightning, fire, flood, storm, cyclone, explosion or epidemic;

(e)	embargoes or restraint by an Authority (including heritage related restraints);

(f)	unavailability of equipment or transport, or inability to access the Tenements or any relevant portion of them;

(g)	and any other cause whether of the kind specifically listed above or otherwise which is not reasonably within the control of the party claiming Force Majeure.

24.	CONFIDENTIALITY

24.1	Confidential Data and Information

(a)

All data and information acquired or received by any party to this Agreement shall be held confidential for the duration of this Agreement and for a period of five (5) Years after the termination or expiry of this Agreement and no party shall disclose or permit to be disclosed to any Third Party any such data or information or the terms of this Agreement without the prior written approval of all the parties.

(b)	Any party may, without the prior written approval of the other parties, disclose the information or materials referred to in clause 24.1(a):

(i)	to any Affiliate or bona fide intending assignee of such party, upon obtaining a similar undertaking of confidentiality from such Affiliate or assignee; or

(ii)

to any outside professional advisers upon obtaining a similar undertaking of confidentiality from such consultants and provided that such party shall promptly inform the other parties of the name of such consultants and the data and information disclosed to them; or

(iii)	to any bank or financial institution from whom such party is seeking or obtaining finance, upon obtaining a similar undertaking of confidentiality from such bank or financial institution; or

(iv)	to the extent required by the Mining Licence (Permission) and any applicable Laws or Authorisations;

(v)

to the extent required in connection with the preparation by GGCRL (or any other holding company of the Mine Owner) of an admission document, prospectus or other necessary public documentation in connection with the Admission; or

(vi)	to the extent that the information or materials has become generally available to the public otherwise than owing to the default of a party.

(c)

the Operator may disclose such data and information to such persons as may in the Operator's opinion be necessary in connection with the conduct of the Operations upon obtaining, prior to such disclosure, a similar undertaking of confidentiality from such persons provided that the Operator shall promptly inform the other parties of the names of such persons and the data and information disclosed to them.

25.	PUBLIC ANNOUNCEMENTS and insider dealing

(a)

No party or any Affiliate of such party shall be prohibited from issuing or making any public announcement or statement regarding this Agreement or the Operations if it is necessary to do so in order to comply with any applicable Laws or Authorisations or the rules of any stock exchange applicable to it.

(b)

The parties acknowledge that, at all times after Admission, they may be in possession of unpublished price sensitive information in relation to GGCRL (or any other holding company of the Mine Owner) and that accordingly they will comply with all applicable laws, regulations and stock exchange rules which restrict them from dealing in securities, disclosing such information or encouraging other persons to deal in securities.

26.	arbitration

26.1

Any dispute, controversy or claim arising out of or in relation to this Agreement, including any question regarding its existence, validity, formation or the breach or termination thereof, which cannot be resolved by discussion in good faith between the parties within 60 days of a party giving notice of such dispute, controversy or claim to the other party, shall be finally settled by arbitration under the Rules of Arbitration of the London Court of International Arbitration (the "LCIA") in force on the date of such dispute by the arbitrators appointed in accordance with the said Rules and this clause 26.

26.2	For the purposes of clause 26.1:

(a)	the number of arbitrators shall be three (3);

(b)	each of the parties shall appoint one (1) arbitrator and the two (2) arbitrators so appointed shall select the third arbitrator who shall act as chairman;

(c)

if within a period of 30 days from the end of the 60 days after which the party gave notice of such dispute, controversy or claim to the other party, either the Mine Owner or the Operator has failed to appoint an arbitrator, or the appointed arbitrators have failed to select the third arbitrator, the LCIA shall appoint such arbitrator or arbitrators;

(d)	the place of the arbitration shall be London, England; and

(e)	the arbitration proceedings shall be conducted in the English language and the award shall be in English.

26.3	The arbitration award shall be final and binding on the parties and shall exclude any right of appeal.

26.4

The arbitration award shall in all respects be fully valid and enforceable without any further judgment or other act of any competent legal body other than as strictly necessary for the enforcement of the award pursuant to any applicable international convention.

26.5

The Parties shall share equally all fees and expenses of the arbitrators and related administrative costs in connection with any arbitration convened under this Agreement; but subject thereto, each party shall be fully responsible for its own costs in relation to any such arbitration.

27.	NOTICES

27.1

Any notice, demand or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing and shall be delivered personally or sent by email or fax:

Mine Owner:

Address: Zarubyan 1/1, Yerevan, Armenia 0009

Email: ashotboghossian@gmail.com

Fax: +374 10 545698

Attention: Ashot Boghossian, Director

Copy to:

Address: Memery Crystal LLP, 44 Southampton Buildings, London, WC2A 1AP

Email: mdawes@memerycrystal.com

Fax: +44 (0)20 7400 3297

Attention: Michael Dawes, Partner

Operator:

Address: c/o Ameria 9, G. Lusavorich Str. Yerevan 0015, Armenia

Email: info@linnemining.com and j.kaplanishvili@borun.ge

Fax: N/A

Attention: Janiko Kaplanishvili

GGC:

Address: International Corporate Center at Rye, 555 Theodore Fremd Avenue, Suite C208, Rye, New York 10580

Email: GGC@globalgoldcorp.com

Fax: +914 925 8860

Attention: Van Z. Krikorian / Jan Dulman

Copy to:

Address: Memery Crystal LLP, 44 Southampton Buildings, London, WC2A 1AP

Email: mdawes@memerycrystal.com

Fax: +44 (0)20 7400 3297

Attention: Michael Dawes, Partner

GGCRL:

Address: International Corporate Center at Rye, 555 Theodore Fremd Avenue, Suite C208, Rye, New York 10580

Email: GGC@globalgoldcorp.com

Fax: +914 925 8860

Attention: Van Z. Krikorian / Jan Dulman

Copy to:

Address: Memery Crystal LLP, 44 Southampton Buildings, London, WC2A 1AP

Email: mdawes@memerycrystal.com

Fax: +44 (0)20 7400 3297

Attention: Michael Dawes, Partner

GGCRM:

Address: International Corporate Center at Rye, 555 Theodore Fremd Avenue, Suite C208, Rye, New York 10580

Email: GGC@globalgoldcorp.com

Fax: +914 925 8860

Attention: Van Z. Krikorian / Jan Dulman

Copy to:

Address: Memery Crystal LLP, 44 Southampton Buildings, London, WC2A 1AP

Email: mdawes@memerycrystal.com

Fax: +44 (0)20 7400 3297

Attention: Michael Dawes, Partner

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by fax, when despatched; and

(c)	if sent by email, when actually received by the intended recipient in readable form,

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made outside normal working hours such notice, demand or other communication shall be deemed to be given or made at the start of normal working hours on the next Business Day.

27.2

A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 27.1, provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)

if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date falling five (5) Business Days after notice of any such change has been given.

28.	severability

If any provision of this Agreement is void, illegal or unenforceable, it may be severed without affecting the enforceability of the other provisions in this Agreement.

29.	WAIVER

29.1

A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

29.2

No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

29.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the parties.

29.4	The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

30.	ENTIRE AGREEMENT

This agreement contains everything the parties have agreed and supersedes all earlier agreements in relation to the subject matter of this Agreement.

31.	Amendment

31.1	No modification, variation or amendment to this Agreement shall have any effect unless it is in writing and has been signed by each of the parties.

31.2

The parties shall co-operate in good faith to agree any amendments to this Agreement necessary to comply with the Mining Licence (Permission) and Armenian law provided that nothing in this clause 31.2 shall require any party to act to its commercial disadvantage or incur significant costs or losses.

32.	Contracts (rights of Third Parties) Act 1999

Except where this Agreement confers rights on the parties referred to in clause 7.1(b), the Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement.

33.	COUNTERPARTS

This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

34.	partnership

Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties.

35.	GOVERNING LAW

This agreement, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

IN WITNESS whereof this Agreement has been executed on the date first above written.

Signed by MEGO GOLD LLC	) )

Signed by LINNE MINING LLC	) )

Signed by GLOBAL GOLD CORPORATION	) )

Signed GGCR MINING LLC	) )

Signed GLOBAL GOLD CONSOLIDATED RESOURCES LIMITED	) )

schedule 1

Operator Responsibilities

The Operator Responsibilities include, without limitation, the following:

1.1	Compliance and Standard of Care

(a)	to conduct Operations in accordance with all applicable Mining, health and safety and environmental Laws and Authorisations, including the Mining Licence (Permission);

(b)	to conduct Operations in accordance with good and prudent mining practices;

1.2	Offtake Agreement

to facilitate the delivery and shipping of Products in accordance with the terms of the Offtake Agreement;

1.3	Proposed Programmes and Budgets

to prepare and submit to the Operating Committee for approval of the proposed Mine Plan, CAPEX Plan, OPEX Plan and other management plans in accordance with clause 8 of the agreement;

1.4	Approved Programmes and Budgets

to carry out effectively and efficiently the work required to implement all Approved Programmes and Budgets;

1.5	Payments and Bank Accounts

(a)	to make payments of all costs and expenses relating to the Operations from Revenues and Advances in accordance with the terms of this Agreement; and

(b)	to open, maintain and operate one or more separate bank accounts for the purposes of the Operations;

1.6	Contracts

to enter into, administer and enforce, to the extent reasonably practicable as agent of the Mine Owner, all contracts, leases and other legal instruments required for the performance of the Operations;

1.7	Insurance

(a)

to effect and maintain all insurances required by the Operating Committee, which shall include insurances appropriate in relation to the Mine Owner Property, the Operator Property and the Operations or as required by Law;

(b)	to provide insurance procurement services and to process and administer insurance claims if requested;

1.8	Human Resources

(a)

to engage, dismiss, supervise and control all management, technical and labour personnel necessary for the performance of its obligations under this Agreement including determining the terms and conditions of such engagement and conducting all industrial relations;

(b)

to provide human resources services, including, without limitation, advisory and administrative services relating to employee relations, safety and health, compensation programs, employee benefit programs and other personnel matters;

1.9	Environmental Services

to provide environmental services, including such services necessary or desirable to assist the Mine Owner in complying with all applicable environmental Laws and Authorisations, including the preparation and submission of all necessary and desirable reports;

1.10	Consultation and Information

to consult with the Mine Owner and keep it informed of material matters concerning the Operations;

1.11	Records

to prepare and maintain proper books, records and inventories of the Operations which shall be kept in compliance with the Accounting Procedure and with due regard to the requirements under the Law and the Mining Licence (Permission);

1.12	Reports

to provide the Operating Committee such reports relating to the Operations as the Operating Committee may reasonably decide;

1.13	Disposal of surplus equipment

(a)

with the approval of the Operating Committee and in accordance with the Accounting Procedure, to dispose of any item of Mine Owner Property it considers is no longer needed or suitable for Operations as economically and reasonably as possible, in accordance with the Accounting Procedure; and

(b)	to credit the Mine Owner the proceeds of recovery and disposal of the Mine Owner Property, net of selling and disposal costs;

1.14	No encumbrance

to keep, insofar as it may be within its control, all Mine Owner Property and all Products free from all Encumbrances which might arise by reason of the conduct of the Operations;

1.15	Emergencies

to take such action as the Operator may consider necessary or advisable to prevent or respond to an Emergency;

1.16	Technical

(a)	general project development, including management of subcontractors, mine design and development and processing plant engineering and design;

(b)	operational exploration, drilling, blasting, stripping on behalf of the Mine Owner within the Mining Area;

(c)	sampling of ore and concentrates, metallurgical testing and chemical analysis;

(d)	repairing, replacing and maintaining everything necessary to perform the Operations, including without limitation all equipment, tools, supplies, material and related equipment; and

1.17	Other Incidental

to do all other acts and things that are reasonably necessary or desirable to fulfil its functions or are incidental to its powers and duties and in accordance with the Transaction Documents schedule 2

Payment Waterfall

1.	Payment Waterfall

The Operator shall administer the Mine Owner's payment obligations under, and in connection with, the Operations by applying the Advances and Revenues by way of direct payment or set off (as applicable) in accordance with the Payment Waterfall set out below, in order of priority:

(a)	Operational expenditure by direct payment by the Operator

(b)	Escrow Fee

(c)	Maintenance by direct payment by the Operator

(d)	CAPEX and Operational CAPEX by direct payment by the Operator

(e)	ABB Debt by direct payment by the Operator

(f)	Mine Owner OPEX Facility repayment by direct payment to the Operator

(g)	Mine Owner Additional CAPEX Facility repayment by direct payment to the Operator

(h)	Mine Owner CAPEX Facility repayment and Rent by direct payment to the Operator

(i)	Overdue Bonus by offset by the Operator

(j)	Operator Bonus by offset by the Operator

(k)	Additional CAPEX by direct payment by the Operator

(l)	Remaining balance to the Seller by direct payment by the Operator

2.	Default Payment Waterfall

Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement under clause 18.1, the Operator shall apply the Revenues by direct payment or by way of set off (as applicable) in accordance with the Termination Payment Waterfall set out below, in order of priority:

(a)	Mine Owner OPEX Facility repayment by direct payment to the Operator

(b)	Mine Owner Additional CAPEX Facility repayment by direct payment to the Operator

(c)	Mine Owner CAPEX Facility repayment and Rent by direct payment to the Operator

(d)	Overdue Bonus by offset by the Operator

(e)	Operator Bonus by offset by the Operator

(f)	Default Amount by offset to the Operator

schedule 3

Guarantee

1.	INTERPRETATION

1.1	In this guarantee, unless the context otherwise requires:

"Debtor's Obligations" has the meaning given to it in paragraph 2.1(a) of this schedule;

"Guarantee Obligations" means the obligations of the Guarantor under paragraph 2 (Guarantee) of this schedule.

1.2	In this guarantee, without prejudice to clause 1.2 of this Agreement and unless a contrary intention appears:

(a)

a reference to (or any specified provision of) any agreement, deed or other document is to be construed as a reference to that agreement, deed or other document (or that provision) as it may be from time to time, amended, varied, supplemented, restated or novated; and

(b)	words and expressions defined in clause 1.1 of this Agreement shall bear the same meanings when used in this guarantee.

2.	GUARANTEE

2.1	In consideration of the Operator entering into this Agreement, each Guarantor irrevocably and unconditionally and jointly and severally:

(a)

guarantees to the Operator the punctual performance by the Mine Owner of all of its obligations under this Agreement now or in the future due, owing or incurred in whatsoever manner, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety together with all liabilities in respect of interest and all costs, charges and expenses incurred in connection with those obligations (the "Debtor's Obligations");

(b)

undertakes that whenever the Mine Owner fails to perform any of its obligations comprised in the Debtor's Obligations, the Guarantor shall perform (or procure the performance of) and satisfy (or procure the satisfaction of) that obligation;

(c)

undertakes that whenever the Mine Owner does not pay any amount comprised in the Debtor's Obligations when due, the Guarantor will immediately on demand pay that amount as if it were the principal obligor; and

(d)

undertakes to indemnify the Operator on demand against any cost, loss or liability suffered by the Operator (i) as a result of the non performance by the Mine Owner of any of its obligations under this Agreement and (ii) if the guarantee given under paragraph 2.1(a) of this schedule or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.

2.2

The Guarantors will pay interest to the Operator on all amounts due from it under this guarantee from the date the Operator demands payment from the Guarantor until payment of such amounts (both before and after any judgment) at five (5) per cent per annum.

3.	CONTINUING SECURITY

3.1	The Guarantee Obligations:

(a)	are a continuing security and will extend to the ultimate balance of the Debtor's Obligations regardless of any intermediate payment or discharge in whole or part;

(b)	are to be in addition to and are not in any way prejudiced by and shall not merge with any other security which the Operator may now or in the future hold.

3.2

If, notwithstanding paragraph 3.1 of this schedule, the Guarantee Obligations cease to be continuing obligations the Guarantor will remain liable in relation to all Debtor's Obligations as at the date of discontinuation (whether demanded or not) and whether or not the Mine Owner is then in default in relation to the Debtor's Obligations.

4.	COMPANY PROTECTIONS

4.1	The Guarantee Obligations shall not be discharged, diminished or in any way affected as a result of any of the following (whether or not known to the Guarantors or the Operator):

(a)	any time, consent or waiver given to, or composition made with, the Mine Owner or any other person;

(b)	the release of any co-surety or any other person;

(c)	any amendment to or replacement of, this Agreement or any other agreement, instrument or security (however fundamental);

(d)	the taking, variation, compromise, renewal, release of or refusal or neglect to perfect or enforce any rights against or security over assets of the Mine Owner or any other person;

(e)	any purported obligation of the Mine Owner or any other person to the Operator (or any security for that obligation) becoming wholly or in part void, invalid, illegal or unenforceable for any reason;

(f)	any incapacity, lack of power, authority or legal personality or any change in the constitution of, or any amalgamation or reconstruction of, the Mine Owner, the Operator or any other person;

(g)

any Guarantor or the Mine Owner becoming insolvent, going into receivership or liquidation or having an administrator appointed or becoming subject to any other procedure for the suspension of payments to or protection of creditors or similar proceedings;

(h)	any other act, omission, circumstance, matter or thing which, but for this provision, might operate to release or otherwise exonerate a Guarantor from any of its obligations under this guarantee; or

(i)	the failure of any Guarantor to execute this guarantee.

4.2

Each Guarantor waives any right it may have of first requiring the Operator to proceed against or enforce any rights or security or claim payment from any person before claiming from it under this guarantee.

5.	NO COMPETITION

5.1	Subject to paragraph 5.2 of this schedule, until all the Debtor's Obligations have been irrevocably paid and discharged in full, the Guarantors will not exercise any rights which they may have:

(a)	to be subrogated to or otherwise entitled to share in, any security or monies held, received or receivable by the Operator in relation to any payment made by the Guarantor under this guarantee;

(b)	to exercise or enforce any of its rights of subrogation, indemnity or contribution against the Mine Owner or any co-surety;

(c)	following a claim being made on the Guarantor under this guarantee, to demand or accept repayment of any monies due from the Mine Owner or claim any set-off or counterclaim against the Mine Owner;

(d)	to claim or prove in a liquidation or other insolvency proceeding of the Mine Owner or any co-surety in competition with the Operator.

5.2

Following the making of a demand under this guarantee, the Guarantors will (at their own cost) promptly take such of the steps or actions as are referred to in paragraph 5.1 of this schedule as the Operator may from time to time stipulate.

5.3

If the Guarantors receive any payment or other benefit in relation to the rights referred to in paragraph 5.1 of this schedule, it shall hold that payment or other benefit (to the extent necessary to enable all amounts which may be or become payable to the Operator by the Mine Owner under or in connection with this Agreement to be repaid in full) on trust for the Operator and shall promptly pay or transfer the same to the Operator or as the Operator may direct.

6.	PAYMENTS

6.1	All payments to be made by the Guarantors under this guarantee are to be made to the Operator:

(a)	in immediately available cleared funds in the same currency in which the sums comprised in the Debtor's Obligations are denominated to the account the Operator specifies for this purpose; and

(b)

in full without set-off or counterclaim and not subject to any condition and free and clear of and without deduction or withholding for or on account of any taxes or any other purpose. If any deduction or withholding from any payment is required by law then the Guarantors will promptly pay to the Operator an additional amount being the amount required to procure that the aggregate net amount received by the Operator will equal the full amount which would have been received by it had no deduction or withholding been made.

6.2

Until all Debtor's Obligations have been irrevocably satisfied in full, the Operator may place and keep any money received or recovered from a Guarantor in relation to the Debtor's Obligations in a suspense account. Amounts deposited in such account shall accrue interest at the Operator's usual rate for deposits of a similar nature from time to time and interest accrued shall be credited to that account.

7.	CUMULATIVE POWERS AND AVOIDANCE OF PAYMENTS

7.1	The powers which this guarantee confers on the Operator are cumulative, without prejudice to its powers under the general law, and may be exercised as often as the Operator thinks appropriate.

7.2

Any settlement or discharge between the Operator and the Mine Owner and/or the Guarantors shall be conditional upon no security or payment to the Operator by the Mine Owner or the Guarantors or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the Operator's other rights under this guarantee) the Operator shall be entitled to recover from the Guarantors the value which the Operator has placed upon such security or the amount of any such payment as if such settlement or discharge had not occurred.

8.	MISCELLANEOUS

8.1

The Guarantors will pay to the Operator on demand the amount of all costs and expenses (including legal fees and any taxes thereon) incurred by the Operator in connection with the enforcement of this guarantee.

8.2	Subject to clause 21.2 of this Agreement, the Operator may at any time assign or otherwise transfer all or any part of its rights under this guarantee.

schedule 4

Mine Owner Group Structure Chart

schedule 5

ABB Debt Payment Schedule